UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) August 10, 2017

EMERGENT CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Florida	001-35064	30-0663473
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	5355 Town Center Road, Suite 701 Boca Raton, Florida	33486
	(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number including area code: (561) 995-4200
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transmission period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

Securities Purchase Agreement

On August 11, 2017, Emergent Capital, Inc. (the "Company") entered into a Securities Purchase Agreement (the "Securities Purchase Agreement") by and between the Company and Brennan Opportunities Fund I LP ("Brennan"). Pursuant to the Securities Purchase Agreement, Brennan purchased from the Company (i) 12,500,000 shares (the "Brennan Shares") of Common Stock at a price of $0.40 per share for an aggregate purchase price of $5.0 million and (ii) $5.0 million principal amount of the Company’s New Senior Secured Notes (the "Brennan Notes," and together with the Brennan Shares, the "Brennan Securities"). The Securities Purchase Agreement contained customary representations, warranties, and covenants.

The sale of the Brennan Securities was consummated on August 11, 2017, as to 8,750,000 shares of Common Stock and $3.5 million principal amount of New Senior Secured Notes, and on August 14, 2017, as to 3,750,000 shares of Common Stock and $1.5 million principal amount of New Senior Secured Notes.

Brennan Registration Rights Agreement

On August 11, 2017, the Company entered into a Registration Rights Agreement with Brennan (the "Brennan Registration Rights Agreement"), pursuant to which the Company is required to register the resale of the Brennan Shares. The Brennan Registration Rights Agreement is substantially similar to the Registration Rights Agreement entered into in connection with the closing of the recapitalization transactions pursuant to the Master Transaction Agreements, as previously disclosed by the Company.

The foregoing description of the Securities Purchase Agreement and Brennan Registration Rights Agreement is a summary only and is qualified in its entirety by reference to the full text of the Securities Purchase Agreement and Brennan Registration Rights Agreement, which will be filed as Exhibits 10.31 and 10.32 to the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2017 and is incorporated herein by reference.

Item 2.02	Results of Operations and Financial Conditions

On August 14, 2017, Emergent Capital, Inc. (the "Company") issued a press release announcing earnings and other financial results for its second quarter ended June 30, 2017.
The information contained in Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. In addition, this information shall not be deemed incorporated by reference into any of the Company’s filings with the Securities and Exchange Commission, except as shall be expressly set forth by specific reference in any such filing.

Item 3.02     Unregistered Sales of Equity Securities

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference to this Item 3.02.

The Brennan Shares and the Brennan Notes were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 3, 2017 and August 11, 2017, as a reduction in force, the Company reduced its headcount from 20 employees to 12 employees, included in this reduction in force on August 11, 2017, were two of the Company’s executive officers - David

Sasso, Vice President of Investor Relations and Business Development and Christopher O’Reilly, General Counsel and Secretary. The Company will incur a onetime severance cost of approximately $1.2 million related to this reduction, for the quarter ended September 30, 2017, the amounts are being paid over a period of twelve months.

On August 10, 2017, Antony Mitchell, the Chief Executive Officer the Company, notified the Company of his intention to terminate his employment agreement with the company, effective as of a date to be determined in accordance with the terms of such agreement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1        Press release issued August 14, 2017

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
August 14, 2017

EMERGENT CAPITAL, INC.
(Registrant)

By:	/s/ Miriam Martinez
Miriam Martinez
Chief Financial Officer

Exhibit Index

Exhibit
Number     Description

99.1        Press release issued August 14, 2017.